Exhibit 4.1

LITHIUM AMERICAS CORP.

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

April 5, 2020

PART 1
PURPOSE

1.1	Purpose

The purpose of this Plan is to secure for the Company and its shareholders the benefits inherent in share ownership by the employees and directors of the Company and its affiliates who, in the judgment of the Board, will be largely responsible for its future growth and success. It is generally recognized that equity incentive plans of the nature provided for herein aid in retaining and encouraging employees and directors of exceptional ability because of the opportunity offered them to acquire a proprietary interest in the Company.

1.2	Available Awards

Awards that may be granted under this Plan include:

(a)	Options;
(b)	Deferred Share Units; and
(c)	Restricted Share Rights.

PART 2
Interpretation

2.1	Definitions
(a)	“Affiliate” has the meaning set forth in the BCA
(b)	“Award” means any right granted under this Plan, including Options, Deferred Share Units and Restricted Share Rights.
(c)	“BCA” means the Business Corporations Act (British Columbia)
(d)

“Blackout Period” means a period in which the trading of Shares or other securities of the Company is restricted under the Company’s Corporate Disclosure, Confidentiality and Securities Trading Policy, or under any similar policy of the Company then in effect.

(e)	“Board” means the board of directors of the Company.
(f)	“Cashless Exercise Right” has the meaning set forth in Section 3.5 of this Plan.
(g)	“CEO” means the Chief Executive Officer of the Company.

(h)	“Change of Control” means

the occurrence and completion of any one or more of the following events:

(A)

the Company shall not be the surviving entity in a merger, amalgamation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company);

(B)

the Company shall sell or otherwise transfer, including by way of the grant of a leasehold interest or joint venture interest (or one or more subsidiaries of the Company shall sell or otherwise transfer, including without limitation by way of the grant of a leasehold interest or joint venture interest) property or assets (i) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of the Company and its subsidiaries as at the end of the most recently completed financial year of the Company or (ii) which during the most recently completed financial year of the Company generated, or during the then current financial year of the Company are expected to generate, more than 50% of the consolidated operating income or cash flow of the Company and its subsidiaries, to any other person or persons (other than one or more Designated Affiliates of the Company), in which case the Change of Control shall be deemed to occur on the date of transfer of the assets representing one dollar more than 50% of the consolidated assets in the case of clause (i) or 50% of the consolidated operating income or cash flow in the case of clause (ii), as the case may be;

(C)	the Company is to be dissolved and liquidated;
(D)

any person, entity or group of persons or entities acting jointly or in concert acquires or gains ownership or control (including, without limitation, the power to vote) more than 50% of the Company’s outstanding voting securities; or

(E)

as a result of or in connection with: (i) the contested election of directors, or; (ii) a transaction referred to in subparagraph (i) above, the persons who were directors of the Company before such election or transaction shall cease to constitute a majority of the directors.

For the purposes of the foregoing, “voting securities” means Shares and any other shares entitled to vote for the election of directors and shall include any securities, whether or not issued by the Company, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors, including any options or rights to purchase such shares or securities.

(i)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding guidance thereunder.

(j)	“Committee” has the meaning attributed thereto in Section 8.1.
(k)	“Company” means Lithium Americas Corp., a company incorporated under the laws of British Columbia.
(l)

“Deferred Payment Date” for a Participant means the date after the Restricted Period which is the earlier of (i) the date which the Participant has elected to defer receipt of Restricted Shares in accordance with Section 4.4 of this Restricted Share Plan; and (ii) the Participant’s Separation Date.

(m)

“Deferred Share Unit” means the agreement by the Company to pay, and the right of the Participant to receive, a Deferred Share Unit Payment for each Deferred Share Unit held, evidenced by way of book-keeping entry in the books of the Company and administered pursuant to this Plan.

(n)	“Deferred Share Unit Grant Letter” has the meaning ascribed thereto in Section 5.2 of this Plan.
(o)

“Deferred Share Unit Payment” means, subject to any adjustment in accordance with Section 5.5 of this Plan, the issuance to a Participant of one previously unissued Share for each whole Deferred Share Unit credited to such Participant.

(p)	“Delegated Options” has the meaning ascribed thereto in Section 3.3 of this Plan.
(q)	“Designated Affiliate” means subsidiaries of the Company designated by the Committee from time to time for purposes of this Equity Incentive Plan.
(r)

“Director Retirement” in respect of a Participant, means the Participant ceasing to hold any directorships with the Company, any Designated Affiliate and any entity related to the Company for purposes of the Income Tax Act (Canada) after attaining a stipulated age in accordance with the Company’s normal retirement policy, or earlier with the Company’s consent.

(s)

“Director Separation Date” means the date that a Participant ceases to hold any directorships with the Company and any Designated Affiliate due to a Director Retirement or Director Termination and also ceases to serve as an employee or consultant with the Company, any Designated Affiliate and any entity related to the Company for the purposes of the Income Tax Act (Canada).

(t)

“Director Termination” means the removal of, resignation or failure to re-elect the Eligible Director (excluding a Director Retirement) as a director of the Company, a Designated Affiliate and any entity related to the Company for purposes of the Income Tax Act (Canada).

(u)	“Effective Date” has the meaning set forth in Section 7.7.
(v)	“Eligible Directors” means the directors of the Company or any Designated Affiliate who are, as such, eligible for participation in this Plan.
(w)

“Eligible Employees” means employees (including employees who are officers and directors) of the Company or any Designated Affiliate thereof, whether or not they have a written employment contract with Company, determined by the Committee; upon recommendation of the Committee, as employees eligible for participation in this Plan. Eligible Employees shall include Service Providers eligible for participation in this Plan as determined by the Committee.
(x)

“Fair Market Value” means, with respect to a Share subject to an Award, the volume weighted average price of the Shares on The Toronto Stock Exchange for the five days on which Shares were traded immediately preceding the date in respect of which Fair Market Value is to be determined or, if the Shares are not, as at that date listed on The Toronto Stock Exchange, on such other exchange or exchanges on which the Shares are listed on that date. If the Shares are not listed and posted for trading on an exchange on such day, the Fair Market Value shall be such price per Share as the Board, acting in good faith, may determine.

(y)	“Insider” has the meaning set out in the TSX Company Manual.
(z)	“Meeting” means the annual general meeting of shareholders of the Company to be held on May 7, 2020.
(aa)	“Option” means an option granted under the terms of this Plan.
(bb)	“Option Period” means the period during which an Option is outstanding.
(cc)	“Option Shares” has the meaning set forth in Section 3.5 of this Plan.
(dd)	“Optionee” means an Eligible Employee or Eligible Director to whom an Option has been granted under the terms of this Plan.
(ee)	“Participant” means an Eligible Employee or Eligible Director who participates in this Plan.
(ff)	“Plan” means this Equity Incentive Plan, as it may be amended and restated from time to time.
(gg)

“Restricted Period” means any period of time that a Restricted Share Right is not vested and the Participant holding such Restricted Share Right remains ineligible to receive the relevant Shares, determined by the Board in its absolute discretion, however, such period of time may be reduced or eliminated from time to time and at any time and for any reason as determined by the Board, including, but not limited to, circumstances involving death or disability of a Participant.

(hh)

“Retirement” in respect of an Eligible Employee, means the Eligible Employee ceasing to hold any employment with the Company or any Designated Affiliate after attaining a stipulated age in accordance with the Company’s normal retirement policy, or earlier with the Company’s consent.

(ii)	“Restricted Share Right” has such meaning as ascribed to such term at Section 4.1 of this Plan.
(jj)	“Restricted Share Right Grant Letter” has the meaning ascribed to such term in Section 4.2 of this Plan.
(kk)	“Separation Date” means the date that a Participant ceases to be an Eligible Director or Eligible Employee.

(ll)	“Service Provider” means any person or company engaged by the Company or a Designated Affiliate to provide services for an initial, renewable or extended period of 12 months or more.
(mm)	“Shares” means the common shares of the Company.
(nn)	“Specified Employee” means a U.S. Taxpayer who meets the definition of “specified employee”, as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code.
(oo)

“Termination” means the termination of the employment (or consulting services) of an Eligible Employee with or without cause by the Company or a Designated Affiliate or the cessation of employment (or consulting services) of the Eligible Employee with the Company or a Designated Affiliate as a result of resignation or otherwise, other than the Retirement of the Eligible Employee.

(pp)	“US Taxpayer” means a Participant who is a US citizen, US permanent resident or other person who is subject to taxation on their income under the United States Internal Revenue Code of 1986.
2.2	Interpretation
(a)	This Plan is created under and is to be governed, construed and administered in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.
(b)

Whenever the Board or Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Board or Committee.

(c)	As used herein, the terms “Part” or “Section” mean and refer to the specified Part or Section of this Plan, respectively.
(d)	Where the word “including” or “includes” is used in this Plan, it means “including (or includes) without limitation”.
(e)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.
(f)	Unless otherwise specified, all references to money amounts are to Canadian dollars.

PART 3
STOCK OPTIONS

3.1	Participation

The Company may from time to time grant Options to Participants pursuant to this Plan.

3.2	Price

The exercise price per Share of any Option shall be not less than one hundred per cent (100%) of the Fair Market Value on the date of grant.

3.3	Grant of Options

The Board, on the recommendation of the Committee, may at any time authorize the granting of Options to such Participants as it may select for the number of Shares that it shall designate, subject to the provisions of this Plan. The Board may also, by way of Board resolution, delegate to the CEO the authority to grant any of a designated number of Options (such number to be specified by the Board in the aforementioned resolution) to Eligible Employees, other than Eligible Employees who are officers or directors of the Company (such Options, the “Delegated Options”).  The date of grant of an Option shall be (i) the date such grant was approved by the Committee for recommendation to the Board, provided the Board approves such grant; or (ii) for a grant of an Option not approved by the Committee for recommendation to the Board, the date such grant was approved by the Board; or (iii) in respect of Delegated Options, the date such grant is made by the CEO.

Each Option granted to a Participant shall be evidenced by a stock option agreement with terms and conditions consistent with this Plan and as approved by the Board on the recommendation of the Committee, or, in respect of Delegated Options, by the CEO (and in all cases which terms and conditions need not be the same in each case and may be changed from time to time, subject to Section 7.8 of this Plan, and the approval of any material changes by The Toronto Stock Exchange or such other exchange or exchanges on which the Shares are then traded).

3.4	Terms of Options

The Option Period shall be five years from the date such Option is granted, or such greater or lesser duration as the Board, on the recommendation of the Committee, or in the case of Delegated Options, the CEO, may determine at the date of grant, and may thereafter be reduced with respect to any such Option as provided in Section 3.6 hereof covering termination of employment or death of the Optionee; provided, however, that at any time the expiry date of the Option Period in respect of any outstanding Option under this Plan should be determined to occur either during a Blackout Period or within ten business days following the expiry of the Blackout Period, the expiry date of such Option Period shall be deemed to be the date that is the tenth business day following the expiry of the Blackout Period.

Unless otherwise determined from time to time by the Board, on the recommendation of the Committee, or, in respect of Delegated Options, by the CEO, Options shall vest and may be exercised (in each case to the nearest full Share) during the Option Period as follows:

(a)	at any time during the first six months of the Option Period, the Optionee may purchase up to 25% of the total number of Shares reserved for issuance pursuant to his or her Option; and
(b)

at any time during each additional six-month period of the Option Period the Optionee may purchase an additional 25% of the total number of Shares reserved for issuance pursuant to his or her Option plus any Shares not purchased in accordance with the preceding subsection (a) and this subsection (b) until, after the 18th month of the Option Period, 100% of the Option will be exercisable.

Except as set forth in Section 3.6, no Option may be exercised unless the Optionee is at the time of such exercise:

(a)

in the case of an Eligible Employee, in the employ (or retained as a Service Provider) of the Company or a Designated Affiliate and shall have been continuously so employed or retained since the grant of the Option; or

(b)	in the case of an Eligible Director, a director of the Company or a Designated Affiliate and shall have been such a director continuously since the grant of the Option.

The exercise of any Option will be contingent upon the Optionee having entered into an Option agreement with the Company on such terms and conditions as have been approved by the Board, on the recommendation of the Committee, or, in respect of the Delegated Options, by the CEO, and which in any case incorporates by reference the terms of this Plan. The exercise of any Option will, subject to Section 3.5, also be contingent upon receipt by the Company of cash payment of the full purchase price of the Shares being purchased.

3.5	Cashless Exercise Right

Participants have the right (the “Cashless Exercise Right”), in lieu of the right to exercise an Option, to terminate such Option in whole or in part by notice in writing delivered by the Participant to the Company electing to exercise the Cashless Exercise Right and, in lieu of receiving the Shares (the “Option Shares”) to which such Terminated Option relates, to receive the number of Shares, disregarding fractions, which is equal to the quotient obtained by:

(a)

subtracting the applicable Option exercise price per Share from the Fair Market Value per Share on the business day immediately prior to the exercise of the Cashless Exercise Right and multiplying the remainder by the number of Option Shares; and

(b)	dividing the product obtained under subsection 3.5(a) by the Fair Market Value per Share on the business day immediately prior to the exercise of the Cashless Exercise Right.

If a Participant exercises a Cashless Exercise Right in connection with an Option, it is exercisable only to the extent and on the same conditions that the related Option is exercisable under this Plan.

3.6	Effect of Termination of Employment or Death

If an Optionee:

(a)

dies while employed by, a Service Provider to or while a director of the Company or a Designated Affiliate, any Option held by him or her at the date of death shall become exercisable in whole or in part, but only by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or applicable laws of descent and distribution. Unless otherwise determined by the Board, on the recommendation of the Committee, all such Options shall be exercisable only to the extent that the Optionee was entitled to exercise the Option at the date of his or her death and only for 12 months after the date of death or prior to the expiration of the Option Period in respect thereof, whichever is sooner; and

(b)	ceases to be employed by, a Service Provider to or act as a director of the Company or a Designated Affiliate for cause, no Option held by such Optionee will, unless otherwise determined by the Board, on the recommendation of the Committee, be exercisable following the date on which such Optionee ceases to be so engaged. If an Optionee ceases to be employed by, a Service Provider to or act as a director of the Company or a Designated Affiliate for any reason other than cause then, unless otherwise determined by the Board, on the recommendation of the Committee, any Option held by such Optionee at the effective date thereof shall become exercisable for a period of up to 12 months thereafter or prior to the expiration of the Option Period in respect thereof, whichever is sooner.

3.7	Effect of Takeover Bid

In the event of a Change of Control, unless otherwise determined by the Board, (i) all Options outstanding shall immediately vest and be exercisable; and (ii) all Options that are not otherwise exercised contemporaneously with the completion of the Change of Control will terminate and expire immediately thereafter.

3.8	Effect of Amalgamation or Merger

Subject to Section 3.7, if the Company amalgamates or otherwise completes a plan of arrangement or merges with or into another corporation, any Shares receivable on the exercise of an Option shall be converted into the securities, property or cash which the Participant would have received upon such amalgamation, arrangement or merger if the Participant had exercised his or her Option immediately prior to the record date applicable to such amalgamation, arrangement or merger, and the option price shall be adjusted appropriately by the Board and such adjustment shall be binding for all purposes of this Plan.

PART 4
RESTRICTED SHARE RIGHTS

4.1	Participants

The Company has the right to grant, in its sole and absolute discretion, to any Participant, rights to receive any number of fully paid and non-assessable Shares (“Restricted Share Rights”) as a discretionary payment in consideration of past services to the Company or as an incentive for future services, subject to this Plan and with such additional provisions and restrictions as the Board may determine.

4.2	Restricted Share Right Grant Letter

Each grant of a Restricted Share Right under this Plan shall be evidenced by a grant letter (a “Restricted Share Right Grant Letter”) issued to the Participant by the Company. Such Restricted Share Right Grant Letter shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions (including without limitation any recoupment, reimbursement or claw-back compensation policy as may be adopted by the Board from time to time) which are not inconsistent with this Plan and which the Board, on the recommendation of the Committee, deems appropriate for inclusion in a Restricted Share Right Grant Letter. The provisions of the various Restricted Share Right Grant Letters issued under this Plan need not be identical.

4.3	Restricted Period

Concurrent with the determination to grant Restricted Share Rights to a Participant, the Board, on the recommendation of the Committee, shall determine the Restricted Period applicable to such Restricted Share Rights. In addition, at the sole discretion of the Board, at the time of grant, the Restricted Share Rights may be subject to performance conditions to be achieved by the Company or a class of Participants or by a particular Participant on an individual basis, within a Restricted Period, for such Restricted Share Rights to entitle the holder thereof to receive the underlying Shares. Upon expiry of the applicable Restricted Period (or on the Deferred Payment Date, as applicable), a Restricted Share Right shall be automatically settled, and without the payment of additional consideration or any other further action on the part of the holder of the Restricted Share Right, the underlying Shares shall be issued to the holder of such Restricted Share Rights, which Restricted Share Rights shall then be cancelled.

4.4	Deferred Payment Date

Participants who are residents of Canada for the purposes of the Income Tax Act (Canada), or who are residents of Argentina, and not, in either case, a US Taxpayer, may elect to defer to receive all or any part of the Shares underlying Restricted Share Rights until one or more Deferred Payment Dates. Any other Participants may not elect a Deferred Payment Date.

4.5	Prior Notice of Deferred Payment Date

Participants who elect to set a Deferred Payment Date must, in respect of each such Deferred Payment Date, give the Company written notice of the Deferred Payment Date(s) not later than thirty (30) days prior to the expiration of the applicable Restricted Period. For certainty, Participants shall not be permitted to give any such notice after the day which is thirty (30) days prior to the expiration of the Restricted Period and a notice once given may not be changed or revoked.  For the avoidance of doubt, the foregoing shall not prevent a Participant from electing an additional Deferred Payment Date, provided, however that notice of such election is given by the Participant to the Company not later than thirty (30) days prior to the expiration of the subject Restricted Period.

4.6	Retirement or Termination during Restricted Period

In the event and to the extent of the Retirement or Termination and/or, as applicable, the Director Retirement or Director Termination of a Participant from all such roles with the Company during the Restricted Period, any Restricted Share Rights held by the Participant shall immediately terminate and be of no further force or effect; provided, however, that the Board shall have the absolute discretion to modify the grant of the Restricted Share Rights to provide that the Restricted Period shall terminate immediately prior to the date of such occurrence.

4.7	Retirement or Termination after Restricted Period

In the event and to the extent of the Retirement or Termination and/or, as applicable, the Director Retirement or Director Termination of the Participant from all such roles with the Company following the Restricted Period and prior to a Deferred Payment Date, the Participant shall be entitled to receive, and the Company shall issue forthwith, Shares in satisfaction of the Restricted Share Rights then held by the Participant.

4.8	Death or Disability of Participant

In the event of the death or total disability of a Participant, any Shares represented by Restricted Share Rights held by the Participant shall be immediately issued by the Company to the Participant or legal representative of the Participant.

4.9	Payment of Dividends

Subject to the absolute discretion of the Board, in the event that a dividend (other than a stock dividend) is declared and paid by the Company on the Shares, a Participant may be credited with additional Restricted Share Rights. The number of such additional Restricted Share Rights, if any, will be calculated by dividing (a) the total amount of the dividends that would have been paid to the Participant if the Restricted Share Rights (including Restricted Share Rights in which the Restricted Period has expired but the Shares have not been issued due to a Deferred Payment Date) in the Participant’s account on the dividend record date had been outstanding Shares (and the Participant held no other Shares) by (b) the Fair Market Value of the Shares on the date on which such dividends were paid.

4.10	Change of Control

In the event of a Change of Control, all Restricted Share Rights outstanding shall vest immediately and be settled by the issuance of Shares notwithstanding the Restricted Period and any Deferred Payment Date.

PART 5
DEFERRED SHARE UNITS

5.1	Deferred Share Unit Grants

The Board may from time to time determine to grant Deferred Share Units to one or more Eligible Directors in a lump sum amount or on regular intervals, based on such formulas or criteria as the Board may from time to time determine. Deferred Share Units will be credited to the Eligible Director’s account when designated by the Board.

5.2	Deferred Share Unit Grant Letter

Each grant of a Deferred Share Unit under this Plan shall be evidenced by a grant letter (a “Deferred Share Unit Grant Letter”) issued to the Eligible Director by the Company. Such Deferred Share Unit Grant Letter shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions (including without limitation any recoupment, reimbursement or claw-back compensation policy as may be adopted by the Board from time to time) which are not inconsistent with this Plan and which the Board deems appropriate for inclusion in a Deferred Share Unit Grant Letter. The provisions of Deferred Share Unit Grant Letters issued under this Plan need not be identical.

5.3	Redemption of Deferred Share Units and Issuance of Deferred Shares

The Deferred Share Units held by each Eligible Director who is not a US Taxpayer shall be redeemed automatically and with no further action by the Eligible Director on the 20th business day following the Separation Date for that Eligible Director. For US Taxpayers, Deferred Share Units held by an Eligible Director who is a Specified Employee will be automatically redeemed with no further action by the Eligible Director on the date that is six months following the Separation Date for the Eligible Director, or if earlier, upon such Eligible Director’s death. Upon redemption, the former Eligible Director shall be entitled to receive and the Company shall issue, subject to the limitations set forth in Section 7.1 of this Plan, the number of Shares issued from treasury equal to the number of Deferred Share Units in the Eligible Director’s account, subject to any applicable deductions and withholdings. In the event a Separation Date occurs during a year and Deferred Share Units have been granted to such Eligible Director for that entire year, the Eligible Director will only be entitled to a pro-rated Deferred Share Unit Payment in respect of such Deferred Share Units based on the number of days that he or she was an Eligible Director in such year.

No amount will be paid to, or in respect of, an Eligible Director under this Plan or pursuant to any other arrangement, and no other additional Deferred Share Units will be granted to compensate for a downward fluctuation in the value of the Shares of the Company nor will any other benefit be conferred upon, or in respect of, an Eligible Director for such purpose.

5.4	Death of Participant

In the event of the death of an Eligible Director, the Deferred Share Units shall be redeemed automatically and with no further action on the 20th business day following the death of an Eligible Director.

5.5	Payment of Dividends

Subject to the absolute discretion of the Board, in the event that a dividend (other than a stock dividend) is declared and paid by the Company on the Shares, an Eligible Director may be credited with additional Deferred Share Units. The number of such additional Deferred Share Units, if any, will be calculated by dividing (a) the total amount of the dividends that would have been paid to the Eligible Director if the Deferred Share Units in the Eligible Director’s account on the dividend record date had been outstanding Shares (and the Eligible Director held no other Shares), by (b) the Fair Market Value of the Shares on the date on which such dividends were paid.

PART 6
WITHHOLDING TAXES

6.1	Withholding Taxes

The Company or any Designated Affiliate may take such steps as are considered necessary or appropriate for the withholding of any taxes or other amounts which the Company or any Designated Affiliate is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any Award including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of any Shares to be issued under this Plan, until such time as the Participant has paid the Company or any Designated Affiliate for any amount which the Company or Designated Affiliate is required to withhold by law with respect to such taxes or other amounts. Without limitation to the foregoing, the Board may adopt administrative rules under this Plan, which provide for the automatic sale of Shares (or a portion thereof) in the market upon the issuance of such Shares under this Plan on behalf of the Participant to satisfy withholding obligations under an Award.

PART 7
GENERAL

7.1	Number of Shares

The aggregate number of Shares that may be issued under this Plan (together with any other securities–based compensation arrangements of the Company in effect from time to time, which for this purpose includes outstanding options from the Company’s former stock option plans (the “Original Plans”)) shall not exceed 14,400,737 Shares, which will not be more than 16% of the outstanding issue as of the record date of the Meeting, such Shares to be allocated among Awards and Participants in amounts and at such times as may be determined by the Board from time to time. In addition, the aggregate number of Shares that may be issued and issuable under this Plan (when combined with all of the Company’s other security-based compensation arrangements, as applicable),

(a)	to Insiders shall not exceed 10% of the Company’s outstanding issue from time to time;
(b)	to Insiders within any one-year period shall not exceed 10% of the Company’s outstanding issue from time to time; and
(c)	to any one Insider and his or her associates or Affiliates within any one-year period shall not exceed 5% of the Company’s outstanding issue from time to time.

In no event will the number of Shares that may be issued to any one Participant pursuant to Awards under this Plan (when combined with all of the Company’s other security-based compensation arrangement, as applicable) exceed 5% of the Company’s outstanding issue from time to time.

For the purposes of this Section 7.1, “outstanding issue” means the total number of Shares, on a non-diluted basis, that are issued and outstanding immediately prior to the date that any Shares are issued or reserved for issuance pursuant to an Award.

7.2	Lapsed Awards

If Awards are surrendered, terminated or expire without being exercised in whole or in part, new Awards may be granted covering the Shares not issued under such lapsed Awards, subject to any restrictions that may be imposed by the Toronto Stock Exchange.

7.3	Adjustment in Shares Subject to this Plan

If there is any change in the Shares through the declaration of stock dividends of Shares, through any consolidations, subdivisions or reclassification of Shares, or otherwise, the number of Shares available under this Plan, the Shares subject to any Award, and the exercise price of any Option shall be adjusted as determined to be appropriate by the Board, and such adjustment shall be effective and binding for all purposes of this Plan.

7.4	Transferability

Any Awards accruing to any Participant in accordance with the terms and conditions of this Plan shall not be transferable unless specifically provided herein. During the lifetime of a Participant all Awards may only be exercised by the Participant. Awards are non-transferable except by will or by the laws of descent and distribution.

7.5	Employment

Nothing contained in this Plan shall confer upon any Participant any right with respect to employment or continuance of employment with the Company or any Affiliate, or interfere in any way with the right of the Company or any Affiliate to terminate the Participant’s employment at any time. Participation in this Plan by a Participant is voluntary.

7.6	Record Keeping

The Company shall maintain a register in which shall be recorded:

(a)	the name and address of each Participant;
(b)	the number of Awards granted to each Participant and relevant details regarding such Awards; and
(c)	such other information as the Board may determine.
7.7	Necessary Approvals

The issue of Shares under this Plan is prohibited until the date that the Company obtains approval of this Plan (a) by an ordinary resolution passed at a meeting of the shareholders of the Company; and (b) by The Toronto Stock Exchange (collectively, the “Effective Date”). Notwithstanding the foregoing, the Board may issue Awards prior to the Effective Date, with all such Awards subject to the following additional restrictions unless and until the occurrence of the Effective Date: (a) all Awards will be prohibited from being converted or exchanged for Shares; (b) all Awards will terminate upon a Change of Control or upon either the shareholders of the Company or The Toronto Stock Exchange failing to approve this Plan.

7.8	Amendments to Plan

The Board shall have the power to, at any time and from time to time, either prospectively or retrospectively, amend, suspend or terminate this Plan or any Award granted under this Plan without shareholder approval, including, without limiting the generality of the foregoing: changes of a clerical or grammatical nature, changes regarding the persons eligible to participate in this Plan, changes to the exercise price, vesting, term and termination provisions of the Award, changes to the cashless exercise right provisions, changes to the authority and role of the Board under this Plan, and any other matter relating to this Plan and the Awards that may be granted hereunder, provided however that:

(a)	such amendment, suspension or termination is in accordance with applicable laws and the rules of any stock exchange on which the Shares are listed;
(b)

no amendment to this Plan or to an Award granted hereunder will have the effect of impairing, derogating from or otherwise adversely affecting the terms of an Award which is outstanding at the time of such amendment without the written consent of the holder of such Award;

(c)	the expiry date of an Option Period in respect of an Option shall not be more than ten years from the date of grant of an Option except as expressly provided in Section 3.4;
(d)	the Directors shall obtain shareholder approval of:
(i)	any amendment to the number of Shares specified in subsection 7.1;
(ii)	any amendment to the limitations on Shares that may be reserved for issuance, or issued, to Insiders; or
(iii)	any amendment that would reduce the exercise price of an outstanding Option other than pursuant to section 7.3; and
(iv)	any amendment that would extend the expiry date of the Option Period in respect of any Option granted under this Plan except as expressly contemplated in subsection 3.4.

If this Plan is terminated, the provisions of this Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force on the date of termination will continue in effect as long as any Award or any rights pursuant thereto remain outstanding and, notwithstanding the termination of this Plan, the Board shall remain able to make such amendments to this Plan or the Award as they would have been entitled to make if this Plan were still in effect.

7.9	No Representation or Warranty

The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of this Plan.

7.10	Section 409A

It is intended that any payments under the Plan to US Taxpayers shall be exempt from or comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A of the Code.

7.11	Compliance with Applicable Law, etc.

If any provision of this Plan or any agreement entered into pursuant to this Plan contravenes any law or any order, policy, by-law or regulation of any regulatory body or stock exchange having authority over the Company or this Plan, then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

7.12	Term of the Plan

This Plan shall remain in effect until it is terminated by the Board. This Plan and all Awards issued hereunder will terminate immediately without any further action if the shareholder resolution required to trigger the Effective Date is not approved by the shareholders or if The Toronto Stock Exchange determines not to approve this Plan.

PART 8
ADMINISTRATION OF THIS PLAN

8.1	Administration by the Committee
(a)

Unless otherwise determined by the Board, this Plan shall be administered by the Compensation and Benefits Committee (the “Committee”) or equivalent committee appointed by the Board and constituted in accordance with such Committee’s charter.

(b)	The Committee shall have the power, where consistent with the general purpose and intent of this Plan and subject to the specific provisions of this Plan, to:
(i)

adopt and amend rules and regulations relating to the administration of this Plan and make all other determinations necessary or desirable for the administration of this Plan. The interpretation and construction of the provisions of this Plan and related agreements by the Committee shall be final and conclusive. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry this Plan into effect and it shall be the sole and final judge of such expediency; and

(ii)	otherwise exercise the powers delegated to the Committee by the Board and under this Plan as set forth herein.
8.2	Board Role
(a)

The Board, on the recommendation of the Committee or of its own volition, shall determine and designate from time to time the individuals to whom Awards shall be made, the amounts of the Awards and the other terms and conditions of the Awards.  The Board may delegate this authority as it sees fit, including as set forth in Section 3.3.

(b)	The Board may delegate any of its responsibilities or powers under this Plan to (i) the Committee, or (ii) the CEO as set forth in Section 3.3
(c)

In the event the Committee or, in respect of the Delegated Options, the CEO, is unable or unwilling to act in respect of a matter involving this Plan, the Board shall fulfill the role of the Committee (or CEO, as the case may be) provided for herein.

PART 9
TRANSITION

9.1	Replacement of Stock Option Plan

Subject to Section 9.2, as of the Effective Date, this Plan replaces the Original Plans and, after the Effective Date, no further Awards will be granted under the Original Plans.

9.2	Outstanding Options under the Original Plans

Notwithstanding Section 9.1 but subject to the “Blackout Period” provisions of Section 3.4 hereunder, all Awards granted under this Plan prior to the Effective Date that remain outstanding after the Effective Date will continue to be governed by the terms of the Original Plans and not by the terms of this Plan.